Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

February 7, 2012

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

Ladies and Gentlemen:

We have acted as counsel to NeuroMetrix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-1 (Registration No. 333-178165) (the “Initial Registration Statement”), and (ii) a Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statements”). This opinion is furnished to you in connection with the filing of the 462(b) Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act in which the Company is registering the offer and sale of up to an aggregate of 684,783 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), underlying the warrants (the “Warrants”) to purchase one half of a share of Common Stock. The Warrants are being offered and sold pursuant to an Engagement Letter Agreement dated December 30, 2011 between the Company and Dawson James Securities Inc. (the “Engagement Letter Agreement”), which Engagement Letter Agreement, together with the form of the Warrant, were filed as exhibits to the Initial Registration Statement.  The shares of Common Stock to be issued by the Company upon the exercise of the Warrants are hereinafter collectively referred to as the “Warrant Shares”. The Warrant Shares also include share purchase rights (the “Share Purchase Rights”) under the Company’s Shareholder Rights Agreement dated March 7, 2007, as amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Shareholder Rights Agreement”) that may be issued at a future date in accordance with the terms of the Shareholder Rights Agreement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, both as currently in effect; the Shareholder Rights Agreement; the minutes of all pertinent meetings of the directors of the Company relating to the Registration Statements, the Engagement Letter Agreement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statements and the exhibits thereto.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

February 7, 2012

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Warrants, when issued and delivered by the Company against payment therefor, will be duly and validly issued, and will represent binding obligations of the Company pursuant to the laws of the State of Delaware; (ii) the Warrant Shares, when issued and delivered by the Company against payment therefor as contemplated by the Warrants, will be duly and validly issued, fully paid and non-assessable; and (iii) the Share Purchase Rights will be duly and validly issued.

In rendering our opinion regarding the Share Purchase Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the administration of the Shareholder Rights Agreement and the issuance of the Share Purchase Rights thereunder. In connection with the foregoing, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Share Purchase Rights at some future time. Further, our opinion addresses the Shareholder Rights Agreement and the Share Purchase Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Share Purchase Rights in their entirety.

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

February 7, 2012

We hereby consent to the filing of this opinion with the Commission as an exhibit to the 462(b) Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.